Exhibit 5.1

December 15, 2005

Beacon Roofing Supply, Inc.
1 Lakeland Park

Peabody, Massachusetts 01960

Ladies and Gentlemen:

We have acted as counsel to Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”), originally filed by the Company with the Securities and Exchange Commission on October 11, 2005 under the Securities Act of 1933, as amended (the “Securities Act”), registering 10,062,500 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  Of these shares, 2,000,000 shares will be offered and sold by the Company (the “Primary Shares”), and up to 8,062,5000 will be offered and sold by the selling stockholders (the “Secondary Shares”), in each case in an underwritten public offering pursuant to an Underwriting Agreement among the Company and the selling stockholders and underwriters named therein (the “Underwriting Agreement”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that (i) the Primary Shares, when issued and sold in accordance with the Underwriting Agreement, and the Secondary Shares to be issued upon the exercise of options, upon notice of exercise and the payment of the exercise price, will be validly issued, fully paid and nonassessable and (ii) the Secondary Shares currently outstanding are validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of Delaware (including Delaware Supreme Court and Delaware Chancery Court decisions and those provisions of the Delaware Constitution that affect the interpretation of the General Corporation Law), and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to the laws covered hereby only as they are in effect on that date.  The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion is given or may be inferred beyond the matters expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal matters” in the Prospectus contained in the Registration Statement.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ David McCarthy
David McCarthy